Exhibit 99.2

Carrier’s Board Approves $5 Billion Share Repurchase Authorization

PALM BEACH GARDENS, Fla., October 28, 2025 – Carrier Global Corporation (NYSE: CARR), global leader in intelligent climate and energy solutions, today announced that its Board of Directors approved a $5 billion share repurchase authorization.
“This authorization reflects confidence in our strategy and commitment to delivering superior value for our shareholders,” said Chairman & CEO David Gitlin.
Share repurchases may take place from time to time, subject to among other things, market conditions, share price, compliance with securities laws and regulatory requirements and other factors, and at the company’s discretion in the open market or through one or more other public or private transactions. The new authorization is in addition to the remaining balance, as of September 30, 2025, of approximately $800 million, increasing the total current repurchase authorization to approximately $5.8 billion.

Cautionary Statement

This communication contains statements which, to the extent they are not statements of historical or present fact, constitute "forward-looking statements" under the securities laws. These forward-looking statements are intended to provide management's current expectations or plans for Carrier's share repurchase authorization, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "believe," "expect," "expectations," "plans," "strategy," "prospects," "estimate," "project," "target," "anticipate," "will," "should," "see," "guidance," "outlook," "confident," "scenario" and other words of similar meaning in connection with a discussion of future operating or financial performance. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements including risks associated with Carrier’s share repurchase authorization, including that there is no minimum number of shares that Carrier is required to repurchase thereunder, and that Carrier’s board may suspend or terminate the authorization at any time. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see Carrier's reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission from time to time. Any forward-looking statement speaks only as of the date on which it is made, and Carrier assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Carrier
Carrier Global Corporation, global leader in intelligent climate and energy solutions, is committed to creating innovations that bring comfort, safety and sustainability to life. Through cutting-edge advancements in climate solutions such as temperature control, air quality and transportation, we improve lives, empower critical industries and ensure the safe transport of food, life-saving medicines and more. Since inventing modern air conditioning in 1902, we lead with purpose: enhancing the lives we live and the world we share. We continue to lead because of our world-class, inclusive workforce that puts the customer at the center of everything we do. For more information, visit corporate.carrier.com or follow Carrier on social media at @Carrier.

Carrier. For the World We Share.

CARR-IR

Contact:
Investor Relations
Michael Rednor
561-365-2020
InvestorRelations@Carrier.com

Media Inquiries
Jason Shockley
561-542-0207
Jason.Shockley@Carrier.com